STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement") dated November 6, 2008, by and among Stone Consulting Services Inc., a Delaware corporation (the “Buyer”); the stockholders of Yatinoo International, S.A. set forth on Schedule B annexed hereto (each such stockholder is referred to individually as a “Seller” and collectively as the “Sellers”); Yatinoo International, S.A., a Public Limited Company formed in Spain and its subsidiaries (collectively, the “Corporation”); and Khaled Akid, as agent for the Sellers (the “Sellers’ Agent” and the “Exchange Agent”).

WITNESSETH:

WHEREAS, the Corporation is engaged in activity related to the Internet, in particular, the development and the communication of gates and web sites in the Arabic and African countries regions;

WHEREAS, the Sellers own 100% of the issued capital stock (the "Stock") of the Corporation;

WHEREAS, the Sellers wish to sell and the Buyer wishes to purchase the Stock on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Boards of Directors of the Buyer and the Corporation have determined that the YI Acquisition (defined in Section 1.1 below) is consistent with and in furtherance of its long-term business strategy and fair to, and in the best interests of the Buyer, the Corporation and their respective stockholders;

WHEREAS, in furtherance of YI Acquisition, the parties intend that: (i) the existing Board of Directors and Shareholders of Buyer have approved a 30-for-one forward stock split (“Forward Split”) effective immediately prior to the Closing (defined in Article II) and all references in this Agreement except where otherwise stated give effect to the Forward Split; (ii) simultaneous with the Closing, Michael Stone, the President of Buyer (the “Stone Principal”) and/or his designees shall return to Stone for cancellation all but 600,000 shares of the Stone Principal’s shares; (iii) the existing officers and directors of Buyer will resign and be replaced with the Sellers’ designees; (iv) the existing business, assets and liabilities of Buyer will be spun off or otherwise transferred to the Stone Principal or his designees; and (v) Buyer will change its corporate name to “Yatinoo, Inc.” or as otherwise designated by the Sellers’ Agent; and

WHEREAS, the parties have determined that it is in their respective best interests to consummate the YI Acquisition and to undertake such other actions as described herein, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, representations, warranties and covenants appearing in this Agreement, the parties hereto agree as follows:

ARTICLE I
Sale and Purchase of the Stock.

1.1. YI Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, including, but not limited to, the condition precedent that all deliveries pursuant to Article VI have been satisfied, at the Closing the Sellers shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase (the “YI Acquisition”) from the Sellers, the Stock, which constitutes one hundred percent (100%) of the issued and outstanding shares of capital stock of the Corporation, as set forth in Schedule B annexed hereto, free and clear of all liens, mortgages, deeds of trust, security interests, pledges, charges, encumbrances, liabilities and claims of every kind.

1.2. Purchase Price. The purchase price of FOURTEEN MILLION FOUR HUNDRED THOUSAND (14,400,000) restricted shares (the "Purchase Price") of $.001 par value Common Stock of the Buyer (the “Buyer’s Shares”), payable by the Buyer to the Sellers for the Stock, shall be delivered to the Exchange Agent on behalf of the subscribers (“Subscribers”) in the amounts set forth opposite each Subscriber’s name on Schedule A annexed hereto. The Purchase Price shall be equal to forty-eight (48%) percent of the issued and outstanding capital stock of Buyer immediately post closing and post Forward Split.

1.3. Appointment of Exchange Agent. The Subscribers shall designate Khaled Akid to act as Exchange Agent for the Subscribers in connection with the YI Acquisition to receive in trust for the Subscribers, in accordance with the amount of Buyer’s Shares set forth on Schedule A for each Subscriber, to which the Subscribers shall become entitled pursuant to this Agreement. If Khaled Akid becomes unable to serve as Exchange Agent, another Subscriber or other person, as may be designated by a majority of the Subscribers, shall succeed as the Exchange Agent.

1.4. Exchange of Corporation Certificates. In consideration of the Purchase Price, the Exchange Agent shall surrender at the Closing certificates with stock powers endorsed in blank (the “Certificates”) for the Stock of the Corporation. Until surrendered as contemplated by this Section 1.4, each Certificate shall be deemed at any time after the Closing to represent only the right to receive its pro rata portion of the Purchase Price as contemplated by Section 1.2 hereof.

1.5. Options, Warrants and Treasury Stock. All outstanding options, warrants and other convertible securities and any Stock owned and treasury stock of the Corporation, shall be surrendered at the Closing and retired by the Corporation. All securities of the Corporation other than the Stock shall be cancelled without payment of any consideration therefore and shall cease to exist.

1.6.  Transfer Books; No Further Ownership Rights in the Stock. At the Closing, the stock transfer books of the Corporation shall be closed, and thereafter there shall be no further registration of transfers of the Stock on the records of the Corporation by the Sellers. From and after the Closing, the holders of Certificates evidencing ownership of the Stock outstanding immediately prior to the Closing shall cease to have any rights with respect to such Stock, except as otherwise provided for herein or by applicable law. If, after the Closing, Certificates are presented to the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 1.6.

1.7. Directors and Officers. At the Closing, the officers of the Corporation immediately prior to the Closing shall be the officers and directors of the Buyer until the expiration of their respective terms and until their successors have been elected and qualified. Frank Magliochetti and/or his designees shall have the right to appoint two members out of six of the Board of Directors of Buyer at the Closing and the Sellers shall have the right to appoint four members, subject to Yatinoo, Inc. accepting such nominations for a period until the later of (i) 12 months following the Closing of the YI Acquisition or (ii) the next annual meeting of shareholders following the YI Acquisition. Pursuant to Section 6.2 below, Buyer shall deliver to the Sellers a certified copy of Board of Directors resolutions electing the aforementioned six (6) member Board of Directors and accepting the resignation of all existing officers and directors of the Buyer.

1.8. Buyer Forward Split. Prior to the Closing, the Board of Directors and a majority of the stockholders of Buyer shall have authorized a 30-for-one forward split of all of Buyer’s outstanding shares of Common Stock and an increase in the number of authorized shares of Common Stock to 500 million shall have been made effective by filing a Certificate of Amendment to the Buyer’s Certificate of Incorporation with the Secretary of State of Delaware.

1.9. Cancellation of Buyer Shares. Michael Stone, the Stone Principal, and/or his designees, shall surrender for cancellation at the Closing certificates with stock powers endorsed in blank for cancellation at the Closing respecting an aggregate of 134,400,000 post-Forward Split shares of a total 135,000,000 restricted shares issued and outstanding of the Buyer for payment to the Stone Principal of $200,000 consideration therefore and such shares shall cease to exist. Payment to the Stone Principal shall be made at the closing by a cash payment of $120,000 and a full recourse promissory note in the amount of $80,000 from Joy Terrace Capital Incorporated (“JTC”) and personally guaranteed by Frank Magliochetti. The forms of Promissory Note and Guaranty Agreement are attached hereto as Exhibits A and B, respectively.

1.10. Spin-Off of Buyer’s Business. At and as of the Closing, Buyer shall transfer all of the assets, liabilities and business that exist immediately before the Closing to either Michael Stone or an entity designated by Michael Stone. This transaction shall be evidenced by an Assumption of Assets and Liabilities Agreement in the form attached hereto as Exhibit C.

1.11. Additional Actions. If at any time after the Closing, the Buyer shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Buyer its right, title or interest in, to or under any of the rights, properties or assets of the Corporation or otherwise carry out this Agreement, the officers and directors of the Buyer shall be authorized to execute and deliver, in the name and on behalf of Corporation or the Buyer, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Corporation or the Buyer, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Buyer or otherwise to carry out this Agreement.

ARTICLE II
Closing

The closing of the sale and purchase of the Stock provided for in Section 1 of this Agreement (the "Closing") shall take place at the offices of Phillips Nizer LLP, 666 Fifth Avenue, New York, New York 10103 at 10:00 a.m. (E.S.T) on or before November 30, 2008 (the "Closing Date") or at such other date, time or location as may be mutually agreed upon in writing by the parties. All proceedings to be taken and all documents to be executed at the Closing, including this Agreement, shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

ARTICLE III
Representations and Warranties of the Sellers

Each of the Sellers hereby severally and not jointly, warrants and represents to the Buyer as follows (as used herein, "Seller’s best knowledge" or "to the best knowledge of the Seller" shall mean information actually known by the Sellers without due inquiry):

3.1. Ownership of Shares. The Sellers are the owners, beneficially and of record, of the Stock, which constitutes one hundred percent (100%) of the issued and outstanding shares of capital stock of the Corporation. The Stock is the sole voting stock of the Corporation and is duly authorized, validly issued, fully paid and non-assessable. The Stock has not been pledged, mortgaged or otherwise encumbered in any way and there is no lien, mortgage, charge, claim, liability, security interest or encumbrance of any nature against the Stock. There are no options, warrants, rights of subscription or conversion, calls, commitments, agreements, arrangements, understandings, plans, contracts, proxies, voting trusts, voting agreements or instruments of any kind or character, oral or written, to which the Sellers or the Corporation is a party, or by which the Sellers or the Corporation is bound, relating to the issuance, voting or sale of the Stock or any authorized but unissued shares of capital stock of the Corporation or of any securities representing the right to purchase or otherwise receive any such shares of capital stock. There are no stockholders agreements, preemptive rights or other agreements, arrangements, groups, commitments or understandings, oral or written, that have not been disclosed to the Buyer, relating to the voting, issuance, acquisition or disposition of shares of the Corporation or the conduct or management of the Corporation by its Board of Directors. The Sellers have, and at the Closing shall have, good and marketable title to the Stock and full right to transfer title to the Stock, subject to any restrictions imposed by state or federal securities laws, free and clear of all liens, mortgages, charges, liabilities, claims, security interests or encumbrances of every type whatsoever. The sale, conveyance, transfer and delivery of the Stock by the Sellers to the Buyer pursuant to this Agreement will transfer full legal and equitable right, title and interest in the Stock to the Buyer, free and clear of all liens, mortgages, charges, claims, liabilities, security interests and encumbrances of any nature whatsoever.

3.2. Capacity, Organization, Standing, Capitalization. The Sellers have full power and authority to enter into and perform under this Agreement and all other agreements and instruments to be entered into in connection with the transactions contemplated hereby, and to consummate such transactions, and, no other consent or joinder of any other persons or corporations is required to consummate such transactions. Except as set forth on Schedule 3.2 of this Agreement, the Corporation has no subsidiaries. This Agreement has been, and each of the other agreements and instruments executed hereunder (the "Other Agreements") will at the Closing, be duly executed and delivered by the Sellers. This Agreement constitutes, and each of the Other Agreements will constitute, the legal, valid and binding obligation of the Sellers enforceable in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles.

3.3. Conflicts. Neither the execution and delivery of this Agreement or any of the other agreements to which such Seller is a party, nor the consummation or performance of the YI Acquisition will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which such Seller, or the Corporation is subject; or

(b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Corporation;

except for any such contravention, conflict or violation which would not reasonably be expected to make illegal or materially delay or impair the consummation of the YI Acquisition, or

(c) (i) conflict with or result in a violation or breach of (ii) constitute (with or without notice or passage of time) a default under (iii) result in or give any person the right of termination, cancellation, acceleration or modification in or with respect to (iv) result in or give to any person any additional rights under or (v) result in the creation or imposition of an Encumbrance upon the assets of the Corporation under, any Applicable Contract or other arrangement to which the Corporation or any of the Sellers is a party or is bound.

3.4. No Finder’s Fee. The Sellers have not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the YI Acquisition.

3.5. Purchase Entirely for Own Account. The Buyer’s Shares proposed to be acquired by each Seller hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Seller has no present intention of selling or otherwise distributing the Buyer’s Shares, except in compliance with applicable securities laws.

3.6. Available Information. The Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Buyer.

3.7. Non-Registration. The Seller understands that the Buyer’s Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein.

3.8. Restricted Securities. The Seller understands that the Buyer’s Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Seller pursuant hereto, the Buyer’s Shares would be acquired in a transaction not involving any public offering. The Seller further acknowledges that if the Buyer’s Shares was issued to the Seller in accordance with the provisions of this Agreement, such Buyer’s Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. In this connection, the Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.9. Legends. It is understood that the Buyer’s Shares will bear one or all of the following legends:

(a) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(b) Any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

3.10. Schedule 13D; Section 16(b). If the number of Buyer’s Shares acquired by any Seller, when aggregated with all other shares of Common Stock of Buyer owned by such Seller at such time would result in Seller beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder) in excess of 4.99% of the then issued and outstanding Buyer’s Shares and the Buyer’s Shares are then registered under Section 12(g) of the Exchange Act, such Seller shall comply with the disclosure requirements of Schedule 13D and, if such amount exceeds 9.99%, such Seller shall also comply under the reporting obligations of Sections 16(a) and 16(b) of the Exchange Act and the rules promulgated thereunder.

ARTICLE IV
Representations and Warranties of the Corporation

The Corporation and it Subsidiaries (collectively, the "Corporation") represent, covenant and warrant to Buyer, jointly and severally, as follows:

4.1. Corporate Organization; Etc. The Corporation and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to engage it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Corporation, a material adverse effect on the ability of the Corporation to perform its obligations under this Agreement or on the ability of the Corporation to consummate the YI Acquisition (a "Corporation Material Adverse Effect"). The Corporation and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Corporation Material Adverse Effect. The copies of the Organizational Documents and all amendments thereto of the Corporation and its Subsidiaries heretofore delivered to Buyer are complete and correct copies of such instruments as presently in effect.

4.2. Capitalization of Companies. Sellers own in the aggregate all of the issued and outstanding other equity interest of each of the Corporation and the Corporation owns all of the issued and outstanding equity interests of its Subsidiaries, in each case free and clear of all Encumbrances, other than Encumbrances which will be extinguished on or prior to the Closing Date.

4.3. Authority; Execution and Delivery; Enforceability. The Corporation has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the YI Acquisition. The execution and delivery by the Corporation of this Agreement and the consummation" by the Corporation of the YI Acquisition have been duly authorized and approved by the Board of Directors of the Corporation and no other corporate proceedings on the part of the Corporation are necessary to authorize this Agreement and the YI Acquisition. When executed and delivered, this Agreement will be enforceable against the Corporation in accordance with its terms.

4.4. No Conflict. Neither the execution and delivery of this Agreement or any of the Documents nor the consummation or performance of the YI Acquisition will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of, or give any Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Corporation or any of its Subsidiaries is subject;

(b) contravene, conflict with or result in a violation of any of requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Corporation or its Subsidiaries;

(c) except as set forth in Section 4.4(c) of Corporation’s Disclosure Schedule, and except as required filings with the Securities and Exchange Commission (the "SEC") and applicable "Blue Sky" or state securities commissions, no material consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit from, any Governmental Body is required to be obtained or made by or with respect to the Corporation in connection with the execution, delivery and performance of this Agreement or the consummation of the YI Acquisition.

(d) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except Permitted Encumbrances;

4.5. Financial Statements. The Corporation has heretofore delivered to Buyer and attached hereto as Section 4.5 of Corporation’s Disclosure Schedule and the accompanying financial statements of YATINOO INTERNATIONAL, S.A. and its group, which comprise the consolidated balance sheet as of the 30th of June 2008 (the "Balance Sheet Date") and the consolidated income statement, consolidated statement of changes in equity and consolidated cash flow statement for the six months ended June 30, 2008 and the year ended December 31, 2007, and a summary of significant accounting policies and other explanatory notes and those corresponding to the financial year end as of December 31, 2007 (all such financial statements, collectively, the " Consolidated Financial Statements").The Sellers have also delivered to Buyer and attached hereto as Section 4.5 of Corporation’s Disclosure Schedule, the unaudited consolidated balance sheet as of June 30, 2007 and the consolidated income statement and statement of charges in consolidated cash flow for the six months ended June 30, 2007. Except as detailed in the report of Albor Auditors S.L. dated September 5, 2008, the Consolidated Financial Statements give a true and fair view, in all significant aspects, of the consolidated balance sheet position of the company YATINOO INTERNATIONAL and its group, as at 30th of June 2008 and its consolidated results, the changes in equity and cash flows resulting from the financial year ended as of that date, and they contain sufficient and appropriate information for its adequate interpretation and comprehension according to international standards of financial reporting adopted by the European Union (IFRS). The Consolidated Financial Statements attached hereto in Section 4.5 of Corporation’s Disclosure Schedule have been reconciled to U.S. GAAP.

4.6. No Unknown Liabilities, Etc. As of the Balance Sheet Date, the Corporation had no liability or obligation of any nature (absolute, accrued, contingent or otherwise) not otherwise disclosed herein which is not fully reflected or reserved against in the Balance Sheet, which, in accordance with IFRS, should have been shown or reflected in the Balance Sheet. There has been no material change in the assets (other than cash) or liabilities (other than tax liabilities calculated in accordance with IFRS) of the Corporation since June 30, 2008.

4.7. Title to Properties; Encumbrances. Except as set forth in Section 4.7(a) of Corporation’s Disclosure Schedule, each of the Corporation and its Subsidiaries has good title to, or in the case of assets held pursuant to a lease or a license, valid and binding leasehold interests or licenses in, the Assets (whether real, personal and mixed, tangible and intangible) which it purports to own including, without limitation, all the properties and assets reflected in the Balance Sheet (except for accounts receivable collected, and properties and assets sold, since the date of the Balance Sheet in the Ordinary Course of Business). Except as set forth in Section 4.7(b) of Corporation’s Disclosure Schedules all such owned Assets are free and clear of all Encumbrances other than Permitted Encumbrances. The Assets presently owned, leased or licensed by the Corporation and its Subsidiaries and described elsewhere in this Agreement include all rights, properties and other assets necessary to permit the Corporation and its Subsidiaries to conduct the Business in all material respects in the same manner as conducted by the Corporation and its Subsidiaries prior to the date hereof.

4.8. Property, Plant and Equipment. Except as set forth in Section 4.8 of the Corporation’s Disclosure Schedule, the property, plant and equipment of the Corporation and its Subsidiaries are in good operating condition and repair (normal wear and tear excepted) and are reasonably adequate for the uses to which they are being put, and none of such equipment is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs.

4.9. Legal Proceedings.

(a) Except as set forth in Schedule 4.9 of the Corporation’s Disclosure Schedule, neither the Sellers in their capacity as stockholders and/or as officers or directors of the Corporation, nor the Corporation is a party to any pending litigation, arbitration or administrative proceeding or, to the best of Sellers' knowledge, to any investigation, and no such litigation, arbitration or administrative proceeding. or investigation that might result in any material adverse change in the financial condition, business or properties of the Corporation or of the Sellers is threatened.

(b) Except as disclosed in Schedule 4.9 of the Corporation’s Disclosure Schedule, the Sellers and the Corporation have no knowledge of and have not received notice of any complaints, claims or threats, plans or intentions to discontinue commercial relations or transactions from any customer of the Corporation, any purchaser of goods or services from the Corporation, any employee or independent contractor significant to the conduct or operation of the Corporation or its businesses or any party to any agreement to which the Corporation is a party.

(c) Except as disclosed in Schedule 4.9 of the Corporation’s Disclosure Schedule, there is no claim (whether based on statute, negligence, breach of warranty, strict liability or any other theory) relating directly or indirectly to any product manufactured or sold, or any services performed by the Corporation.

(d) Except as disclosed in Schedule 4.9 of the Corporation’s Disclosure Schedule, the Corporation is under no obligation with respect to the return of goods in the possession of customers.

4.10. Encumbrances. Except as disclosed in Schedule 4.10 of the Corporation’s Disclosure Schedule, there are no liens, mortgages. deeds of trust, claims, charges, security interests or other encumbrances or liabilities of any type whatsoever to which any of the assets of the Corporation.

4.11. Proprietary Rights.

(a)  The Corporation owns all right, title and interest in and to, or otherwise possesses legally enforceable rights, or is licensed to use, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names, Internet domain names and other proprietary rights used in or necessary for the conduct of the Corporation’s business as conducted to the date of this Agreement, including, without limitation, the technology, information, databases, data lists, data compilations, and all proprietary rights developed or discovered or used in connection with or contained in all versions and implementations of the Corporation's World Wide Web sites or any product which has been or is being distributed or sold by the Corporation or currently is under development by the Corporation or has previously been under development by the Corporation (collectively, including such Web site, the "Yatinoo Products"), free and clear of all liens, claims and encumbrances (including without limitation linking, licensing and distribution rights) (all of which are referred to as "Yatinoo Proprietary Rights"). In addition, the Corporation is not aware of any legal restrictions or impediments that would prevent the Corporation from conducting its business as proposed to conducted in the Corporation’s Business Plan dated July 2008. Section 4.11(a) of the Corporation’s Disclosure Schedule contains an accurate and complete (i) description of all patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, Internet domain names and registered copyrights in or related to the Yatinoo Products or otherwise included in the Yatinoo Proprietary Rights and all applications and registration statements therefor, including the jurisdictions in which each such Yatinoo Proprietary Right has been issued or registered or in which any such application of such issuance and registration has been filed, (ii) list of all licenses and other agreements with third parties (the "Third Party Licenses") relating to any material patents, copyrights, trade secrets, software, inventions, technology, know-how, processes or other proprietary rights that the Corporation is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate in Yatinoo Products (such patents, copyrights, trade secrets, software, inventions, technology, know-how, processes or other proprietary rights are collectively referred to as the "Third Party Technology") and (iii) list of all licenses and other agreements with third parties relating to any material information, compilations, data lists or databases that the Corporation is licensed or otherwise authorized by such third parties to use, market, disseminate, distribute or incorporate in Yatinoo Products. All of the Corporation's patents, copyrights, trademark, trade name or Internet domain name registrations related to or in the Yatinoo Products are valid and in full force and effect; and consummation of the transactions contemplated by this Agreement will not alter or impair any such rights. No claims have been asserted or threatened against the Corporation (and the Corporation is not aware of any claims which are likely to be asserted or threatened against the Corporation or which have been asserted or threatened against others relating to Yatinoo Proprietary Rights or Yatinoo Products) by any person challenging the Corporation's use, possession, manufacture, sale or distribution of Yatinoo Products under any Yatinoo Proprietary Rights (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any material license or agreement relating thereto (including, without limitation, the Third Party Licenses) or alleging a violation of any person's or entity's privacy, personal or confidentiality rights. There is no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way relate to or interfere with the continued enhancement and exploitation by the Corporation of any of the Yatinoo Products. None of the Yatinoo Products nor the use or exploitation of any Yatinoo Proprietary Rights in its current business infringes on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name and the Corporation has not been sued in any suit, action or proceeding which involves a claim of such infringement, misappropriation or unfair competition.

(b) Except as set forth in Section 4.11(b) of the Corporation’s Disclosure Schedule, the Corporation has not granted any third party any right to manufacture, reproduce, distribute, market or exploit any of the Yatinoo Products or any adaptations, translations, or derivative works based on the Yatinoo Products or any portion thereof. The Corporation has not knowingly granted any third party any right to allow users of the Corporation's World Wide Web site to link to other World Wide Web or Internet sites. Except with respect to the rights of third parties to the Third Party Technology, no third party has any express right to manufacture, reproduce, distribute, market or exploit any works or materials of which any of the Yatinoo Products are a "derivative work" as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

(c) All material designs, drawings, specifications, source code, object code, scripts, documentation, flow charts, diagrams, data lists, databases, compilations and information incorporating, embodying or reflecting any of the Yatinoo Products at any stage of their development (the "Yatinoo Components") were written, developed and created solely and exclusively by employees of the Corporation without the assistance of any third party or entity or were created by third parties who assigned ownership of their rights to the Corporation by means of valid and enforceable consultant confidentiality and invention assignment agreements, copies of which have been delivered to Buyer. The Corporation has at all times used commercially reasonable efforts customary in its industry to treat the Yatinoo Proprietary Rights related to Yatinoo Products and Yatinoo Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as intended or reasonably likely to cause the loss of such trade secrets by release into the public domain.

(d) To the Corporation's knowledge, no employee, contractor or consultant of the Corporation is in violation in any material respect of any term of any written employment contract, patent disclosure agreement or any other written contract or agreement relating to the relationship of any such employee, consultant or contractor with the Corporation or, to the Corporation's knowledge, any other party because of the nature of the business conducted by the Corporation.

(e) Each person presently or previously employed by the Corporation (including independent contractors, if any) with access authorized by the Corporation to confidential information has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to Buyer or its representatives. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of the Corporation and such person, enforceable in accordance with their respective terms.

(f) No product liability or warranty claims have been communicated in writing to or threatened against the Corporation.

(g) To the Corporation's knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Yatinoo Proprietary Rights, or any Third Party Technology to the extent licensed by or through the Corporation, by any third party, including any employee or former employee of the Corporation. The Corporation has not entered into any agreement to indemnify any other person against any charge of infringement of any Yatinoo Proprietary Rights, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

(h) The Corporation has taken all steps customary and reasonable in the industry to protect and preserve the confidentiality and proprietary nature of all Intellectual Property and other confidential information not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by the Corporation by or to a third party has been pursuant to the terms of a written agreement between the Corporation and such third party. All use, disclosure or appropriation of Confidential Information not owned by the Corporation has been pursuant to the terms of a written agreement between the Corporation and the owner of such Confidential Information, or is otherwise lawful.

4.12. Contracts. Except as disclosed in Section 4.12 of Corporation’s Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Corporation and its Subsidiaries taken as a whole. Neither the Corporation nor any Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.13. Business Plan. The information set forth in the Business Plan of the Corporation dated July 2008 with respect to the operations of the Corporation and its Subsidiaries is true and complete in all material respects and accurately reflects such operations for the periods indicated herein.

4.14. Taxes.

(a) Except as set forth in Section 4.14 of the Corporation’s Disclosure Schedule, each of the Corporation and each Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Corporation Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owned, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Financial Statements (as defined in Section 4.5) reflect an adequate reserve for all Taxes payable by the Corporation and the Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Corporation or any Subsidiary, and no requirements for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had any would not reasonably be expected to have a Corporation Material Adverse Effect.

4.15. Compliance with Applicable Laws. The Corporation and its Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Corporation Material Adverse Effect. Except as set forth in Section 4.15 of the Corporation’s Disclosure Schedule, the Corporation has not received any written communication during the past two years from a Governmental Entity that alleges that the Corporation is not in compliance with any material respect with any applicable Law.

4.16. Default; Violations or Restrictions. The execution, delivery and performance of this Agreement and of any agreement to be executed and delivered by the Corporation in connection with the transactions contemplated hereby and the consummation of any of the transactions contemplated hereby or thereby will not (or with the giving of notice or the lapse of time or both would) result in the breach of any term or provision of the Articles of Incorporation or by-laws of the Corporation or violate any provision of or result in the breach of, modification of, acceleration of the maturity of obligations under, or constitute a default, or give rise to any right of termination, cancellation, acceleration or otherwise be in conflict with or result in a loss of contractual benefits to the Corporation, under any law, order, writ, injunction, decree, statute, rule or regulation of any court, governmental agency or arbitration tribunal or any of the terms, conditions or provisions of any contract, lease, note, bond, mortgage, deed of trust, indenture, license, securities agreement, agreement or other instrument or obligation by which the Corporation or the Sellers is a party or by which either of them may be bound, or require any consent, approval or notice under any law, rule or decree or any such document or instrument; or result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Corporation’s assets or interfere with or otherwise adversely affect the ability to carry on the business of the Corporation after the Closing Date on substantially the same basis as it is not conducted by the Corporation.

4.17. Books and Records. The books and records of the Corporation are, in all material respects, complete and correct and have been maintained in accordance with good business practice. True and complete copies of the Articles of Incorporation and By-laws of the Corporation and all amendments thereto and true and complete copies of the Articles of Incorporation and By-laws of the Corporation and all amendments thereto and true and complete copies of all minutes, resolutions, stock certificates and stock transfer records of the Corporation are contained in the minute books and stock transfer books that have been delivered to the Buyer for inspection and will be delivered to the Buyer at the Closing. The minute books, stock certificate books, stock transfer records and such other books and records as may be requested by the Buyer, as exhibited to the Buyer, and its representatives, are complete and correct in all material respects.

4.18. Relationships with Vendors and Customers. The Corporation and the Sellers have no knowledge of any present or future conditions or state of facts or circumstances which would materially adversely affect the Corporation after the Closing Date. The Corporation’s relationships with its customers, client and vendors are satisfactory, and the Corporation and the Sellers have no knowledge of any facts or circumstances which might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships. The Corporation and the Sellers have no knowledge of any material outstanding claims of any of its customers or clients presently outstanding, pending or threatened against the Corporation. The Corporation and the Sellers have no knowledge of any present or future conditions or state of facts or circumstances which would prevent the business of the Corporation from being carried on by the Buyer after the Closing Date in essentially the same manner as it is presently being carried on.

4.19. Insurance. The Corporation and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Corporation and its Subsidiaries are engaged and in the geographic areas where they engage in such businesses. The Corporation has no reason to believe that it will not be able to renew its and its subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Corporation and such Subsidiaries’ respective lines of business.

4.20. Internal Accounting Controls. The Corporation and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Corporation has established disclosure controls and procedures for the Corporation and designed such disclosure controls and procedures to ensure that material information relating to the Corporation, including its subsidiaries, is make known to the officers by others within those entities. The Corporation’s officers have evaluated the effectiveness of the Company’s controls and procedures. Since December 31, 2007, there have been no significant changes in the Corporation’s internal controls or, to the Corporation’s knowledge, in other factors that could significantly affect the Corporation’s internal controls.

4.21. No Additional Agreements. The Corporation does not have any agreement or understanding with any Seller with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

4.22. Disclosure. The Corporation confirms that neither it nor any person acting on its behalf has provided any Seller or its respective agents or counsel with any information that the Corporation believes constitutes material, non-public information except insofar as the existence and terms of the proposed YI Acquisition hereunder may constitute such information and except for information that will be disclosed by the Buyer under a current report on Super Form 8-K. The Corporation understands and confirms that the Sellers will rely on the foregoing representations and covenants in effecting transactions in securities of the Corporation. All disclosure provided to the Sellers regarding the Corporation, its business and the transactions contemplated hereby, furnished by or on behalf of the Corporation (including the Corporation’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.23. Consents. Section 4.23 of Corporation’s Disclosure Schedule sets forth and identifies all consents, assignments, releases, waivers and approvals required of any Person which if not obtained would reasonably be expected (with or without notice or lapse of time) to contravene, conflict with or result in a material violation or breach of or accelerate the maturity of, or give any person the right to declare a default or exercise any remedy under any Material Contract or violate any Legal Requirement.

4.24. Governmental Licenses. Section 4.24 of Corporation’s Disclosure Schedule contains a correct and complete list of all material governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are (i) necessary for the operation of the Corporation, and (ii) required in connection with Sellers' execution, delivery or performance of this Agreement, all of which have been obtained by the Corporation and are in full force and effect.

4.25. Brokers and Finders. No agent, broker, investment banker, person, or firm acting on behalf of any of the Sellers, the Corporation or any firm or corporation affiliated with any of them, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or other like payment in connection with the transactions contemplated hereby.

4.26. Relationships With Related Persons. Except as set forth in Section 4.26 of Corporation’s Disclosure Schedule, and except through or related to its ownership of the Stock of the Corporation, neither the Sellers nor any Affiliate of Sellers has any outstanding Contract with the Corporation or its Subsidiaries.

4.27. Absence of Changes. Since December 31, 2007, there has not been any Corporation Material Adverse Effect, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Corporation Material Adverse Effect. None of the other representations or warranties set forth in this Agreement shall be deemed to limit the foregoing.

4.28. Disclosure. No warranty, representation or covenant of the Sellers contained in this Agreement, or in any Exhibit, Schedule, certificate or written statement delivered in connection herewith, contains or shall contain any untrue statement of a material fact nor to the Knowledge of the Corporation, shall such warranties, representations and covenants omit any fact necessary in order to make any such statements, in light of the circumstances in which they were made, not false or misleading. Without limiting the generality of the foregoing, neither the Corporation or its Subsidiaries has any Knowledge that any third party intends to cease doing business with the Corporation or is aware of any adverse prospects in respect of the Business.

ARTICLE V
Representations and Warranties of Buyer

The Buyer represents and warranties as follows to each of the Sellers and the Corporation that, except as set forth in the reports, schedules, forms, statements and other documents filed by Buyer with the SEC and publicly available prior to the date of the Agreement (the “Filed Buyer SEC Documents”), as follows:

5.1. Buyer Organization; Etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

5.2. Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency laws and other laws affecting the rights of creditors generally and except as may be limited by general principles of equity. Upon the execution and delivery by it of the Other Agreements to which Buyer is a party and the execution and delivery thereof by each other party thereto, such Other Agreements will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, moratorium and insolvency laws and other laws affecting the rights of creditors generally and except as may be limited by general principles of equity. Buyer has the power, authority and capacity to execute and deliver this Agreement and the Other Agreements to which it is a party and to perform its respective obligations under this Agreement and such Other Agreements.

(b) Neither the execution and delivery of this Agreement or any of the Other Agreements, nor the consummation or performance of the YI Acquisition will, directly or indirectly (with or without notice or lapse of time):

(c) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Buyer is subject; or

(i)
conflict with or result in a violation or breach of (b) constitute (with or without notice or passage of time) a default under (c) result in or give any person the right of termination, cancellation, acceleration or modification in or with respect to (d) result in or give to any person any additional rights under or (e) result in the creation or imposition of an Encumbrance upon the assets of the Buyer under any agreement or other arrangement to which Buyer is a party or is bound; or

(ii)
contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Buyer.

(d) Buyer is not and will not be required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or any of the Other Agreements or the consummation or performance of the YI Acquisition.

5.3. Subsidiaries; Equity Interest. Buyer does not own, directly or indirectly, any capital stock, membership interest, joint venture interest or other equity interest in any person.

5.4. Capital Structure. As of the Closing Date the authorized capital stock of Buyer shall consist of 500,000,000 shares of Buyer’s Common Stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of the Closing date (i) 150,000,000 post-Forward Split shares of Buyer’s Common Stock shall be issued and outstanding, (ii) no shares of preferred stock are outstanding and (ii) no shares of Buyer’s Common Stock or preferred stock are held by Buyer in its treasury. Except as set forth above, no shares of capital stock or other voting securities of Buyer were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Buyer are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware, the Buyer’s Certificate of Incorporation, Buyer’s By-laws or any Contract to which Buyer is a party or otherwise bound. Of the outstanding 150,000,000 shares of the Buyer’s Common Stock 133,860,000 are restricted Shares held by the Stone Principal and constitute control stock and 1,140,000 are restricted shares held by non-affiliates. The remaining 15,000,000 shares of the Buyer’s outstanding Common Stock have been registered for resale with the SEC. Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Buyer is a party or by which any of them is bound (i) obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Buyer, (ii) obligating Buyer to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Buyer. As of the date of this Agreement, there are not any outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of Buyer. The Buyer is not a party to any agreement granting any securityholder of the Buyer the right to cause the Buyer to register shares of the capital stock or other securities of the Buyer held by such securityholder under the Securities Act. The stockholder list provided to the Corporation is a current shareholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Buyer's Common Stock.

5.5. Authority; Execution and Delivery; Enforceability. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the YI Acquisition have been duly authorized and approved by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and the YI Acquisition. This Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms hereof.

5.6. SEC Documents; Undisclosed Liabilities

(a) Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by Buyer with the SEC since April 10, 2008, pursuant to Sections 13(a), 14 (a) and 15(d) of the Exchange Act (the "Buyer SEC Documents").

(b) As of its respective filing date, each Buyer SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Buyer SEC Document has been revised or superseded by a later filed Buyer SEC Document, none of the Buyer SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial. position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the Filed Buyer SEC Documents, Buyer has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Buyer or in the notes thereto.

5.7. Absence of Certain Changes or Events. Except as disclosed in the Filed Buyer SEC Documents, from the date of the most recent audited financial statements included in the Filed Buyer SEC Documents to the date of this Agreement, Buyer has conducted its business only in the ordinary course:

5.8. Taxes.

(a) Buyer has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Buyer. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Buyer.

(b) The most recent financial statements contained in the Filed Buyer SEC Documents reflect an adequate reserve for all Taxes payable by Buyer (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Buyer, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Buyer.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Buyer. Buyer is not bound by any agreement with respect to Taxes.

5.9. Litigation. Except as disclosed in the Filed Buyer SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of Buyer, threatened against or affecting Buyer (and Buyer is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect, nor is there any Judgment outstanding against Buyer that has had or would reasonably be expected to have a Material Adverse Effect on Buyer.

5.10. Compliance with Applicable Laws. Except as disclosed in the Filed Buyer SEC Documents, Buyer is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect. Except as set forth in the Filed Buyer SEC Documents, Buyer has not received any written communication during the past two years from a Governmental Entity that alleges that Buyer is not in compliance in any material respect with any applicable Law. This Section 5.10 does not relate to matters with respect to Taxes, which are the subject of Section 5.8.

5.11. Contracts. Except as disclosed in the Filed Buyer SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Buyer taken as a whole. Buyer is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of, or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Buyer.

5.12. Transactions With Affiliates and Employees. Except as set forth in the Filed Buyer SEC Documents, none of the officers or directors of the Buyer and, to the knowledge of the Buyer, none of the employees of the Buyer is presently a party to any transaction with the Buyer or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Buyer, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

5.13. Internal Accounting Controls. The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Buyer has established disclosure controls and procedures for the Buyer and designed such disclosure controls and procedures to ensure that material information relating to the Buyer is made known to the officers by others within those entities. The Buyer's officers have evaluated the effectiveness of the Buyer's controls and procedures. Since December 31, 2007, there have been no significant changes in the Buyer's internal controls or, to the Buyer's knowledge, in other factors that could significantly affect the Buyer's internal controls.

5.14. Investment Company. The Buyer is not, and is not an affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Corporation Act of 1940, as amended.

5.15. Disclosure. The Buyer confirms that neither it nor any person acting on its behalf has provided any Seller or its respective agents or counsel with any information that the Buyer believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by the Buyer under a current report on Form 8-K filed after the Closing. The Buyer understands and confirms that the Sellers’ will rely on the foregoing representations and covenants in effecting transactions in securities of the Buyer. All disclosure provided to the Sellers’ regarding the Buyer, its business and the transactions contemplated hereby, furnished by or on behalf of the Buyer (including the Buyer's representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.16. Brokers and Finders. Neither Buyer nor any of its Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the YI Acquisition.

5.17. Certain Registration Matters. The Buyer has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of the Buyer registered with the SEC or any other governmental authority that have not been satisfied.

5.18. Listing and Maintenance Requirements. Buyer’s Shares are listed for trading on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, Inc. (“FINRA”). Buyer has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Buyer’s Shares on the OTC Bulletin Board. Appropriate notice of the name change to Yatinoo, Inc. and the Forward Split will be given within the time frame required by Delaware law, in addition to the notice required to be given to FINRA pursuant to Rule 10b-17.

5.19. Status of Buyer’s Shares. The Buyer’s Shares (i) have been duly authorized, are validly issued, fully paid and nonassessable, (ii) are free of any preemptive rights, (iii) have been issued in compliance with applicable Federal and State laws concerning the issuance of securities, (iv) have the rights, preferences, privileges, and restrictions set forth in Buyer’s Certificate of Incorporation and By-laws, (v) represent all of the outstanding restricted shares of Buyer’s common stock as of the Closing Date, (vi) will be free and clear of any Liens of any kind and (vii) will be duly registered in the names of the Sellers, in Buyer’s stockholders ledger.

5.20. Reporting Status. Buyer is a reporting issuer under Section 15(d) of the Exchange Act. Buyer’s Registration Statement on Form S-1 (No. 333-149995) was declared effective by the SEC on April 10, 2008, and no stop order is in effect or, to the knowledge of Buyer, threatened. Buyer is now, and immediately prior to the Closing will be, current in its filings and will have filed on a timely basis all of the filings required to have been made in the previous twelve months.

ARTICLE VI
Deliveries

6.1. Deliveries of the Sellers’ Agent.

(a)	Concurrently herewith the Sellers’ Agent is delivering this Agreement executed by the Sellers’ Agent and the Exchange Agent.

(b)	At or prior to the Closing, each Seller shall deliver to the Exchange Agent:

(i)	a copy of the Restricted Share Subscription Agreement signed by the Sellers with respect to the Buyers Shares;

(ii)	a copy of the Confidential Purchaser Questionnaire signed by the Sellers with respect to the Buyers Shares;

(iii)	certificates representing all of the Corporation Stock owned by the Sellers;

(iv)	duly executed stock powers for transfer by the Seller of its Corporation Stock to the Buyer; and

(v)
Payment of the $200,000 purchase price to the Stone Principal consisting of $120,000 in cash and a recourse promissory note for $80,000 as set forth in Section 1.9 above in the form of Exhibit A attached hereto with a personal guaranty in the form of Exhibit B attached hereto.

(c)	At or prior to the Closing, the Sellers’ Agent shall deliver to the Buyer the officer’s certificates in accordance with Section 8.6.

6.2. Deliveries of the Buyer.

(a)            Concurrently herewith, the Buyer is delivering:

(i)	to the Sellers’ Agent, Exchange Agent and to the Corporation, a copy of this Agreement executed by Buyer;

(ii)
to the Corporation, a certificate in the form of Exhibit D attached hereto, from the Buyer, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Buyer’s Certificate of Incorporation, By-laws and resolutions of the Board of Directors of the Buyer, approving the YI Acquisition are all true, complete and correct and remain in full force and effect;

(iii)	to the Corporation, letters of resignation of Michael and Lore Stone from all positions they hold with Buyer effective upon the Closing;

(iv)
to the Corporation, evidence of the Board of Directors election of (A) Khaled Akid as a director and as the Chief Executive Officer and three other nominees of the Sellers, and (B) Two designees of Frank Magliochetti as directors, of the Buyer effective upon the Closing as set forth in Exhibit D attached hereto; and

(v)	[INTENTIONALLY LEFT BLANK];

(vi)	to the Corporation, signed copies of the Assumption of Assets and Liabilities Agreement in the form of Exhibit C, attached hereto;

(vii)	certificates with stock powers endorsed in blank for cancellation respecting 134,400,000 post-forward split shares of the Buyer from the Stone Principal and/or his designees.

(b)          At the Closing, the Buyer shall deliver:

(i)	to the Exchange Agent, certificates representing the new shares of Buyer’s Shares issued to such Seller as set forth in Schedule A;

(ii)	to the Sellers’ Agent and the Corporation, the officer’s certificate in accordance with Section 7.4.

6.3. Deliveries of the Corporation.

(a)           Concurrently herewith, the Corporation is delivering to the Buyer:

(i)	this Agreement executed by Corporation; and

(ii)
a certificate from the Corporation, signed by its secretary, or similar authorized officer, certifying that the attached copies of the Corporation’s constituent instruments and resolutions of the Board of Directors of the Corporation approving the Agreement and the YI Acquisition are all true, complete and correct and remain in full force and effect.

(b) At the Closing, the Corporation shall deliver to the Buyer, the officer’s certificate in accordance with Section 8.6.

ARTICLE VII
Conditions to Obligations of Sellers

Each and every obligation of Sellers to consummate the transactions contemplated by this Agreement or to be performed on or before the Closing shall be subject to satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Sellers:

7.1. Representations and Warranties True. The representations and warranties of Buyer contained herein shall be in all material respects true and accurate as of the date when made and as of the Closing as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement, except to the extent such representations and warranties speak of an earlier date (in which case, as of such date).

7.2. Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing.

7.3. No Proceeding. No Proceeding shall have been instituted or Threatened seeking to enjoin, restrain or prohibit the consummation of, or having the effect of making illegal or otherwise prohibiting, the YI Acquisition.

7.4. Certificates. Buyer shall have furnished Sellers with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Sellers, including a certificate to the effect that the conditions set forth in Section 7.1 and Section 7.2 have been met.

7.5. Governmental Consents, Approvals and Waivers. Any consents, permits, approvals and waivers of any Governmental Body required in order for the parties to complete the transactions contemplated hereby shall have been obtained.

7.6. No Material Adverse Change. There shall not have been occurrence, event, incident, action, failure to act, or transaction since June 30, 2008 which has had or is reasonably likely to cause a Material Adverse Change.

7.7. Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of the Buyer on a fully diluted basis, shall be as specified in this Agreement.

7.8. SEC Reports. The Buyer shall have filed all reports and other documents required to be filed by Buyer under the U.S. federal securities laws through the Closing Date.

7.9. OTCBB Quotation. The Buyer shall have maintained its status as a company whose common stock is quoted on the OTC Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

7.10. Deliveries. The deliveries specified in Section 6.2 shall have been made by the Buyer.

7.11. Board of Director Approval. This Agreement shall have been approved by the board of directors of Buyer. Buyer shall have delivered to the Sellers certified copies of the resolutions of the board of directors of Buyer authorizing the execution of this Agreement; the consummation of the YI Acquisition; the election of directors as set forth in Section 1.7 all as set forth in Exhibit D, along with certified copies of the documents evidencing the name change of Buyer to Yatinoo, Inc. and the Forward Split required by this Agreement, and the notices required to be given in connection therewith.

7.12. Books and Records. All of Buyer’s books and records shall have been delivered to the Sellers or their designees.

7.13. Cancellation of Shares. The 134,400,000 Post-Forward Split shares owned by Michael Stone and/or his designees shall be redeemed and restored to the status of authorized and unissued shares, as set forth in Section 1.9.

7.14. Stockholder List. Buyer shall have produced a certified stockholder list.

7.15. Subsidiaries; existing assets and business. Buyer has no wholly owned active and/or inactive subsidiaries. At and as of the Closing, Buyer will transfer all of its assets and business that existed immediately before the Closing to either Michael Stone or an entity designated by Michael Stone which shall agree to assume all of Buyer’s pre-Closing liabilities and indemnify Buyer, Corporation and Sellers with respect to any of Buyer’s pre-Closing liabilities as set forth in the Assumption of Assets and Liabilities Agreement in the form of Exhibit C attached hereto.

7.16. Performance and Compliance. Buyer and the Stone Principal shall have performed and complied in all material respects with all covenants, conditions and obligations and agreements required by this Agreement to be performed or complied with by it or prior to the Closing date.

7.17. Applicable Exemption from Registration under Securities Act. The Sellers shall be satisfied that the issuance of the Buyer’s Shares in connection with the YI Acquisition, shall be exempt from registration pursuant to Regulation D under the Securities Act and Section 4(2) of the Securities Act.

7.18. Form 8-K. A final draft of the Current Report on Super Form 8-K, which discloses the Sellers and the Corporation entering into this Agreement, the consummation of the YI Acquisition, and which also includes all information required to be reported with respect to a “reverse merger” transaction with a public “shell company” including, without limitation, the information required pursuant to Section 506 – Change in Shell Company Status, shall have been approved by Buyer, the Corporation and their respective legal advisors, to be filed with the SEC within four (4) Business Days after the Closing.

ARTICLE VIII
Conditions to Obligations of Buyer

Each and every obligation of Buyer to consummate the transactions contemplated by this Agreement or to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Buyer:

8.1. Representations and Warranties True. The representations and warranties of Sellers and the Corporation contained herein shall be in all material respects true and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement, except to the extent such representations and warranties speak of an earlier date (in which case, as of such date).

8.2. Performance. Sellers and the Corporation shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

8.3. No Proceeding. No Proceeding shall have been instituted or threatened seeking to enjoin, restrain or prohibit the consummation of, or having the effect of making illegal or otherwise prohibiting, the YI Acquisition.

8.4. Receipt of Third Party Consents. The Corporation and its Subsidiaries and Sellers shall have obtained all material required consents, permits, waivers or other approvals of, or have given any required notice to, any such third parties as set forth by Section 4.4 of Corporation’s Disclosure Schedule.

8.5. Governmental Consents, Approvals and Waivers. The Corporation and its Subsidiaries and/or the Sellers, as applicable, shall have received any consents, permits, approvals and waivers of any Governmental Body required in order for them to complete the transactions contemplated hereby.

8.6. Certificates. The Sellers’ Agent and the Corporation shall have furnished Buyer with such certificates to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer, including a certificate to the effect that the conditions set forth in Section 8.1 and Section 8.2 have been met.

8.7. Corporate Documents. Buyer shall have received from the Sellers’ Agent a certificate of existence of each of the Corporation and each Subsidiary from its respective state of organization.

8.8. No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since June 30, 2008, which has had or is reasonably likely to cause a Material Adverse Effect on the Corporation.

8.9. Deliveries. The deliveries specified in Section 6.1 and Section 6.3 shall have been made by the Sellers’ Agent and the Corporation, respectively.

8.10. Audited Financial Statements and Form 10 Disclosure. The Corporation shall have provided the Buyer with reasonable assurances that the Buyer will be able to comply with its obligation to file a current report on Super Form 8-K within four (4) business days following the Closing containing the requisite audited consolidated financial statements of the Corporation and the requisite Form 10-type disclosure regarding the Corporation.

ARTICLE IX
Survival of Representations and Warranties: Indemnification.

9.1. Survival of Representations and Warranties. All representations and warranties made by the Sellers, the Corporation or the Buyer in this Agreement, including without limitation all representations and warranties made in any Exhibit or Schedule hereto or certificate delivered hereunder, shall survive the Closing until the first anniversary of the Closing Date (the "Survival Date").

9.2. Indemnity by Sellers. Provided that the transaction contemplated by this Agreement is closed, the Sellers hereby agree to indemnify, defend and hold harmless the Buyer from and against all liabilities, losses, costs or damages whatsoever (including expenses and reasonable fees of legal counsel) ("Claims") arising out of or relating to Claims made prior to the Survival Date in the event that it is determined that such Claims arise out of or from or are based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Article III made by the Sellers; or (ii) the non-performance by the Sellers in any material respect of any covenant, agreement or obligation to be performed by the Sellers under this Agreement;

9.3. Indemnification by Buyer. Provided that the transaction contemplated by this Agreement is closed, the Buyer hereby agrees to indemnify, defend and hold harmless the Sellers from and against all Claims arising out of or from or based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Article V by the Buyer; or (ii) the non-performance by the Buyer in any material respect of any covenant, agreement or obligation to be performed by the Buyer under this Agreement.

9.4. Defense of Claims. Whenever any Claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnitee") shall notify the indemnifying party (the "Indemnitor") in writing within 30 days after the Indemnitee has actual knowledge that it is entitled to indemnification of such Claim constituting the basis for such Claim (the "Notice of Claim"). The Notice of Claim shall specify all facts known to the Indemnitee giving rise to such indemnification claim and the amount or an estimate of the amount of the liability arising therefrom.

If the facts giving rise to any such indemnification shall involve any actual, threatened or possible claim or demand by any person against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate at its expense through co-counsel of its own choosing) to contest or defend such claim at his expense and through counsel of his own choosing if he gives written notice of his intention to do so to the Indemnitee within 10 days after receipt of the Notice of Claim; provided that Indemnitor diligently prosecutes or defends such claim.

The Indemnitee shall not settle any claim which would give rise to liability on the part of the Indemnitor under the indemnity contained in this Section without the written consent of the Indemnitor, which consent shall not unreasonably be withheld. If a firm offer is made to settle a claim or litigation defended by the Indemnitee and the Indemnitor refuses to accept such offer within 20 days after receipt of written notice from the Indemnitee of the terms of such offer, then, in such event, the Indemnitee shall continue to contest or defend such claim and shall be indemnified pursuant to the terms hereof. Provided, however, that in the event the Indemnitor refuses to accept such offer to settle a claim as described above and the Indemnitee continues to contest or defend such claim, the indemnification provided for herein shall be deemed to include the value of management's time spent in connection with the defense of such claim. If a firm offer is made to settle a claim or litigation and the Indemnitor notifies the Indemnitee in writing that the Indemnitor desires to accept and agree to such settlement, but the Indemnitee elects not to accept or agree to it, the Indemnitee may continue to contest or defend such claim or litigation and, in such event, the total maximum liability of the Indemnitor to indemnify or otherwise reimburse the Indemnitee hereunder with respect to such claim or litigation shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnitor desires to accept such settlement.

Notwithstanding any provision of this Agreement to the contrary, no claim for indemnification pursuant to this Article 9 by the Indemnitee (other than a claim arising under except to the extent any Claim exceeds, in the aggregate. the sum of $10,000.

Notwithstanding any provision of this Agreement to the contrary, neither Sellers' nor Buyer's maximum liability for indemnification shall exceed the Purchase Price.

ARTICLE X
Covenants.

A. The Sellers and the Corporation hereby covenant and agree:

10.1. Further Assurances. The Sellers’ Agent and Sellers hereby agrees that, from time to time at the reasonable request of the Buyer and without further consideration, they shall execute and deliver such additional instruments and take such other action as the Buyer or may reasonably require to convey, assign, transfer and deliver the Stock and otherwise to carry out the terms of this Agreement.

10.2. Access to the Corporation: Confidentiality.

(a) Subsequent to the date hereof and prior to the Closing Date, the Sellers’ Agent will continue to give to the Buyer, their counsel, accountants, and other representatives, full and free access to all properties, books, contracts, commitments and records of the Corporation so that the Buyer may have full opportunity to make such investigation as they shall desire.

(b) From and after the date of this Agreement until the Closing or the termination of this Agreement, the Sellers’ Agent, Exchange Agent, Sellers and the Corporation and their representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed to the other party in the course of their negotiations and the Buyer's due diligence review and will in no event use any confidential information for any purpose other than for the evaluation of the transactions contemplated herein and in the event of termination of this Agreement will destroy all copies of documentation which each party may have delivered to the other party and will not use any confidential information from the Buyer for their own benefit.

10.3. Conduct of Business Pending Closing. From the date of this Agreement to the Closing Date, except as expressly disclosed in the Schedules to this Agreement, the Corporation shall conduct its operations as engaged in at the date of this Agreement according to its ordinary course of business, shall maintain its records and books of account in a manner that fairly and currently reflects its financial condition and results of operations and shall not engage in any transactions other than as contemplated by this Agreement.

10.4. Closing Documents. Provided that the Buyer has fully performed its obligations and Sellers' conditions have been satisfied, the Sellers’ Agent and the Corporation shall execute and deliver all instruments and documents required as a condition precedent to the Closing and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

B. The Buyer hereby covenants and warrants as follows:

10.5. Closing Documents. The Buyer shall execute and deliver all instruments and documents required as a condition precedent to Closing and take all actions required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

10.6. Noninterference. The Buyer shall not take or omit to take any action that (i) if taken or omitted on or before the date of this Agreement, would make untrue any of the representations and warranties contained in Article V of this Agreement, or (ii) would interfere with the Buyer's ability to perform or would prevent performance of any of its obligations under this Agreement or any of the other agreements or instruments provided for herein.

10.7. Confidentiality. From and after the date of this Agreement until the Closing or the termination of this Agreement, the Buyer and its representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed by the Sellers in the course of their negotiations and the Buyer's due diligence review, and will in no event use any confidential information for any purpose other than for the evaluation of the transactions contemplated herein and the financing of this transaction. In the event this Agreement is terminated, the Buyer will destroy all copies of documentation which they received from Sellers and will not use any confidential information for their own benefit.

10.8. Public Announcements. Buyer and the Corporation will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Agreement and the YI Acquisition and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

10.9. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees or expenses, whether or not this Agreement is consummated.

10.10. Exclusivity. The Corporation shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of the Corporation, or any assets of the Corporation (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (iii) take any other action that is inconsistent with the YI Acquisition and that has the effect of avoiding the Closing contemplated hereby. The Corporation shall notify the Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

10.11. Filing of Super 8-K. Buyer shall, and the Sellers shall cause the Buyer to, file, within four business days of the Closing Date, a current report on Super Form 8-K with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the YI Acquisition and including the requisite audited consolidated financial statements of the Corporation and the requisite Form 10 disclosure regarding the Corporation.

ARTICLE XI
Termination

This Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual written consent of the Sellers’ Agent, Exchange Agent, the Corporation and the Buyer properly authorized by their respective Boards of Directors.

(b) By the Buyer, the Corporation, the Exchange Agent or the Sellers’ Agent if this transaction is not completed by November 30, 2008 unless extended by mutual consent.

(c) By the Buyer if since June 30, 2008, there has been a material adverse change in the condition (financial or otherwise), business, assets, liabilities properties, results of operations, or earnings of the Corporation.

ARTICLE XII
Objections

12.1. At the Closing, in addition to fulfilling the conditions to closing appearing in this Agreement. the Buyer shall deliver to the Exchange Agent the Purchase Price as more specifically described in Article I hereof, together with all other documents and agreements required to be delivered by it hereunder.

12.2. At the Closing, in addition to fulfilling the conditions to closing appearing herein, the Sellers’ Agent shall deliver to the Buyer:

(a) stock certificate(s) representing the Stock free of all liens, claims and encumbrances properly endorsed, or with stock powers executed in blank, and with any and all transfer, stamp or similar taxes upon the transfer of the shares to the Buyer paid in full by the Sellers (or the Sellers’ Agent).

(b) all original minute books, stock books, stock transfer ledger, canceled stock certificates, corporate seals and financial records and statements of the Corporation.

ARTICLE XIII
Miscellaneous Provisions

13.1. Amendment and Modification. This Agreement may be amended, modified and supplemented by written agreement of Buyer, the Corporation, and the Sellers’ Agent any time prior to the Closing with respect to any terms contained herein.

13.2. Waiver of Compliance. Any failure of the Sellers or Sellers’ Agent and the Corporation on the one hand, or Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the President or a Vice President of any such party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

13.3. Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as duly given on (a) the date of delivery, if delivered in person or if sent by telecopier and also as provided in clause (b), or (b) two days after mailing, if sent by Federal Express or other similar overnight delivery service, or (c) three days after mailing if mailed from within the continental Untied States by registered or certified mail, return receipt requested, to the party entitled to receive the same, at the address provided in this Section 13.3.

Any party hereto may change its address by giving notice to the other stating its new address, all in the manner provided herein. Such newly designated address shall thereafter be such party’s address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement.

If to the Corporation, Sellers or Sellers’ Agent, to:

Yatinoo Inc.
Hacienda San Manuel
c/ San Manuel, Villa 23
E-29604
Las Chapas, Marbella, Spain
Attention: Khaled Akid
Fax: __________________

with a copy to:

Landgraf & Schneider
Zeppelinallee 21
D-60325 Frankfurt, Germany
Attn: Rolf C. Landgraf
Fax: 0049(0)647137318-50

If to Buyer:

Stone Consulting Services Inc.
18 Ozone Avenue
Venice, CA 90291
Attn: Michael Stone, President
Fax: (310)664-1444

Phillips Nizer LLP
666 Fifth Avenue
New York, New York 10103
Attn: Elliot Lutzker, Esq.
Fax: 212-262-5152

13.4. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

13.5. Sellers’ and Subscribers’ Agent. By the execution and delivery of this Agreement, including counterparts hereof, each Seller and Subscriber (collectively, the “Sellers”) hereby irrevocably constitutes and appoints Khaled Akid as the true and lawful agent and attorneys-in-fact (the “Sellers’ Agent”) of such Seller with full powers of substitution to act in the name, place and stead of such Seller with respect to the performance on behalf of such Seller under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on such Sellers’ behalf, as the Sellers’ Agent shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including:

(a) to receive on behalf of the Sellers all payments made by the Buyer to the Sellers under this Agreement;

(b) to act for the Sellers with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of the Sellers any indemnification claim made by or against the Sellers;

(c) to terminate, amend, or waive any provision of this Agreement; provided that any such action, if material to the rights and obligations of the Sellers in the reasonable judgment of the Sellers’ Agent, shall be taken in the same manner with respect to all Sellers, unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature;

(d) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Sellers’ Agent, in his sole discretion, deems necessary or advisable in the performance of his duties as Sellers’ Agent and to rely on their advice and counsel;

(e) to incur and pay out of the Purchase Price expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing;

(f) to do or refrain from doing any further act or deed on behalf of the Sellers which the Sellers’ Agent deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Sellers could do if personally present and acting.

(g) The appointment of the Sellers’ Agent shall be deemed coupled with an interest and shall be irrevocable, and any other person may conclusively and absolutely rely, without inquiry, upon any actions of the Sellers’ Agent as the acts of the Sellers in all matters referred to in this Agreement. Each of the Sellers hereby ratifies and confirms all that the Sellers’ Agent shall do or cause to be done by virtue of such Sellers’ Agent’ appointment as Sellers’ Agent of such Seller. The Sellers’ Agent shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Sellers’ Agent believes to be in the best interest of the Sellers, but the Sellers’ Agent shall not be responsible to any Sellers for any loss or damage any Sellers may suffer by reason of the performance by the Sellers’ Agent of such Sellers’ Agent’s duties under this Agreement, other than loss or damage arising from willful misconduct in the performance of such Sellers’ Agent’s duties under this Agreement.

(h) Each of the Sellers hereby expressly acknowledges and agrees that the Sellers’ Agent is authorized to act on behalf of such Seller notwithstanding any dispute or disagreement among the Sellers, and that any person shall be entitled to rely on any and all action taken by the Sellers’ Agent under this Agreement without liability to, or obligation to inquire of, any of the Sellers. If the Sellers’ Agent resigns or ceases to function in such capacity for any reason whatsoever, then the successor Sellers’ Agent shall be the person which the Sellers with a majority of the Buyer’s Shares appoint; provided, however, that if for any reason no successor has been appointed within thirty (30) days, then any Seller shall have the right to petition a court of competent jurisdiction for appointment of a successor Sellers’ Agent. The Sellers do hereby jointly and severally agree to indemnify and hold the Sellers’ Agent harmless from and against any and all liability, loss, cost, damage or expense (including without limitation attorneys’ fees) reasonably incurred or suffered as a result of the performance of such Sellers’ Agent’s duties under this Agreement except for any such liability arising out of the willful misconduct of such Sellers’ Agent.

13.6. Independent Nature of Sellers’ Obligations and Rights. The obligations of each Seller under this Agreement are several and not joint with the obligations of any other Seller, and no Seller shall be responsible in any way for the performance of the obligations of any other Seller under this Agreement. The decision of each Seller to acquire Shares pursuant to this Agreement has been made by such Seller independently of any other Seller. Nothing contained herein, and no action taken by any Seller pursuant thereto, shall be deemed to constitute the Sellers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Sellers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Seller acknowledges that no other Seller has acted as agent for such Seller in connection with making its investment hereunder and that no Stockholder will be acting as agent of such Seller in connection with monitoring its investment in the Shares or enforcing its rights under this Agreement. Each Seller shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Seller to be joined as an additional party in any proceeding for such purpose. The Buyer hereby acknowledges that each of the Sellers has been provided with this same Agreement for the purpose of closing a transaction with multiple Sellers and not because it was required or requested to do so by any Stockholder.

13.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the YI Acquisition contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the YI Acquisition contemplated hereby is fulfilled to the extent possible.

13.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any otherwise applicable conflict of laws principles. Any action arising out of or relating to this Agreement shall be commenced solely in a state or federal court situated in New York, New York.

13.9. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimiles of any such counterpart shall have the same force and effect as an original signature.

13.10. Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

13.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

13.12. Entire Agreement. This Agreement, including the Exhibits and Corporation’s Disclosure Schedule hereto, and all documents required to be delivered hereunder and any other documents and certificates delivered pursuant to the terms hereof or thereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior negotiations, understandings, discussions, agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto whether written or oral.

ARTICLE XIV
Definitions

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

14.1. The term “Affiliate” has the meaning prescribed by Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended.

14.2. “Applicable Contract” means any Contract (i) under which the Corporation has any rights, (ii) under which the Corporation has or is subject to any obligation or liability or (iii) by which the Corporation or any of the Assets are bound, including each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

14.3. “Assets” means all of the assets, property, goodwill and business of every kind, nature and description, real, personal or mixed, tangible or intangible, wherever situated, whether or not reflected on the Balance Sheet, owned or leased by the Corporation and its Subsidiaries, including, without limitation, all of the Intellectual Property Assets and all rights under Applicable Contracts constituting or held or used or useful in connection with, or related to, the Business.

14.4. “Balance Sheet” shall mean the combined balance sheet of the Corporation and its Subsidiaries as of June 30, 2008 included in the Financial Statements.

14.5. “Business” shall mean the business conducted by the Corporation and its Subsidiaries as of the date hereof.

14.6. “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

14.7. “Contract” means any agreement, contract, lease, license, sublicense, or other undertaking (whether written or oral and whether express or implied) that is legally binding.

14.8. “Damages” means any loss, liability, obligation, cost of mitigation, claim, damage, expense, diminution in value (including costs of investigation, defense and settlement and reasonable attorneys’ fees), whether or not involving a third-party claim.

14.9. “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal, whether arising by law, by agreement or otherwise.

14.10. “GAAP” means generally accepted accounting principles as from time to time in effect.

14.11. “Governmental Authorization” means any approval, consent, license, permit, order, consent order, consent decree, waiver or other authorization issued, granted, given or otherwise made available or applied for by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

14.12. “Governmental Body” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), (iv) multi-national organization or body or (v) federal, state, local, municipal, foreign or other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

14.13. “Intellectual Property Assets” means all Marks, Patents, Copyrights and Trade Secrets.

14.14. “Knowledge” or “Know” means, in the case of an individual, such Person’s actual knowledge, and in the case of the Sellers, actual knowledge after discussion with the officer or employee of the Corporation and its Subsidiaries who is primarily responsible for the applicable subject and failing such discussion, the actual knowledge of such officer or employee. A Person (other than an individual) will be deemed to have the actual knowledge of any officer, director or general partner of such Person.

14.15. “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, consent order, judgment, injunction, constitution, law, ordinance, regulation, policy, statute or treaty.

14.16. “Marks” means the name “Yatinoo” and all business names, tradenames, registered and unregistered federal and state trademarks, service marks, slogans, trade dress, logos and all applications to register the same, domestic and foreign, that are owned, licensed, used or held for use by the Corporation and its Subsidiaries.

14.17. “Material Adverse Change” means any occurrence, circumstance or condition (excluding general economic trends or conditions and trends or conditions affecting the industry in which the Corporation and the Subsidiaries operate) which individually or in the aggregate, together with all other occurrences, circumstances and conditions, has resulted in, or is reasonably likely to result in, a material adverse change in the results of operations financial condition or prospects of the Corporation and the Subsidiaries taken as a whole.

14.18. “Material Contracts” means the Contracts identified or required to be identified in Section 4.12 of Corporation’s Disclosure Schedule.

14.19. “Order” means any award, decision, decree, injunction, judgment, order, consent order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body.

14.20. “Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal operations of such Person consistent with the past practices of such Person.

14.21. “Organizational Documents” means each of the following as currently in effect, as applicable: (i) the charter, memorandum, articles or certificate of incorporation and the by-laws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership or formation of a limited partnership, (iv) the certificate of formation or articles of organization and operating agreement of a limited liability company, (v) any similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

14.22. “Patents” means all patents, patent applications, provisional patent applications, divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, invention registrations, patentable invention disclosures and inventions and discoveries that may be patentable, domestic and foreign, that are owned, licensed, used or held for use by the Companies and their Subsidiaries.

14.23. “Permitted Encumbrances” means (i) matters set forth in Section 4.10 of Corporation’s Disclosure Schedule; (ii) as disclosed in the Financial Statements described in Section 4.5; (iii) liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings; (iv) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the Ordinary Course of Business if the underlying obligations are not more than 30 days past due or are being contested in good faith; and (v) liens or title-retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business.

14.24. “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

14.25. “Corporation’s Disclosure Schedule” means the disclosure schedules delivered by the Corporation to Buyer concurrently with the execution and delivery of this Agreement.

14.26. “Sellers’ Agent” shall have the meaning ascribed to it in Section 13.5.

14.27. “Software” means any code, both in source and object form, including all interfaces, navigational devices, menus, menu structures or arrangements, icons and other instructions directing hardware to perform a function, including computer software programs, databases and all documentation relating thereto, that are owned by the Corporation or its Subsidiaries and/or used by the Corporation or its Subsidiaries.

14.28. “Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

14.29. “Tax” means all forms of taxation wherever created or imposed, whether any federal, state, local or foreign income tax; gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum or estimated tax; or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

14.30. “Tax Audit” means any audit or assessment of Taxes or other examination by any Governmental Body or Proceeding relating to Taxes.

14.31. “Tax Return” means any return (including any information or amended return), report, statement, schedule, notice, form or other document or information filed with, delivered or submitted to, or required to be filed with, delivered or submitted to, any Governmental Body or Person in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

14.32. “Trade Secrets” means all technology, know-how, trade secrets, confidential information, proprietary processes and formulas, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints owned, used, held for use or licensed by the Companies and their Subsidiaries as licensees or licensors in or on behalf of the Business.

14.33. “Unknown Liabilities” means each and every liability or obligation of the Corporation and its Subsidiaries (whether accrued or contingent) arising out of any event, occurrence or condition prior to the Closing, but only to the extent such liability or obligation (A) is attributable to the period prior to the Closing Date and (B) is not (ii) disclosed in the representations and warranties of the Sellers, the Schedules hereto or Corporation’s Disclosure Schedule.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.

Buyer:

STONE CONSULTING SERVICES, INC.

By:	/s/ Michael Stone
Name: Michael Stone
Title: Chief Executive Officer

CORPORATION: Yatinoo International, S.A.		SELLERS’ AGENT AND EXCHANGE AGENT:

/s/ Khaled Akid
By:	/s/ Khaled Akid	Khaled Akid
Name: Khaled Akid
Title President and Chief Executive Officer

Schedule A

Name of Subscriber:	Number of Shares of Buyer Post Forward Split Restricted Common Stock to be Issued:
Holly Ruma	300,000
Anja Diestel	1,000,000
Tanja Kneip	1,000,000
Imtiaz Khan	200,000
Hellas Management	1,000,000
Capa Partners Ltd.	100,000
Youness Douiri	2,300,000
Antonio J. Gálvez	200,000
Rüdiger Schild	500,000
Suresh Kodkani	400,000
Khaled Akid	6,130,000
Croesus Capital Group	133,333
Lydia Capital Group	133,333
Solon Capital Group	133,334
Jan Malkus	120,000
Vastani Trading Ltd.	250,000
Michael Magliochetti	250,000
Marshall Sterman	250,000
TOTAL:	14,400,000

Schedule B

Name of Seller:	Number (%) of the Corporation’s Shares
Khaled Akid	99,097 (99.097)%
Youness Douiri	903 (0.903)%

EXHIBIT A

Form of Joy Terrace Capital Promissory Note

EXHIBIT B

Form of Magliochetti Guaranty Agreement

EXHIBIT C

Form of Assumption of Assets
and Liabilities Agreement

EXHIBIT D

Form of Secretary’s
Certificate of Buyer